Exhibit 19.1

GLOBAL POLICY MANUAL	EFFECTIVE DATE: 6/8/2020	Page: 1 of #NUM_PAGES#
TITLE: Avoidance of Insider Trading and Procedures for Section 16 Compliance	GPM No. LD-002	OLD REV 7/14/2020
NEW REV 2/27/2023
Department / Author, Title Law Department		Date: 2/27/2023
Approval, Title Kratos General Counsel		Date: 2/27/2023

1.0SCOPE AND PURPOSE
This Avoidance of Insider Trading and Procedures for Section 16 Compliance policy (referred to as the “policy”) is designed to promote compliance with U.S. federal and state securities laws and to protect Kratos Defense & Security Solutions, Inc., including its divisions, subsidiaries and affiliates (“Kratos” or the “Company”), as well as individuals with obligations under those laws, from the very serious liabilities and penalties that can result from violations of these laws. This policy applies to all officers, directors, employees and consultants of Kratos (individually referred to as a “person” and collectively referred to as “persons”). This policy also applies to family members and others residing in the same household of such persons, and entities over which such persons have or share voting control.
2.0RESPONSIBILITY AND AUTHORITY
Each person is responsible for ensuring that he or she does not violate the securities laws or this policy. Each person should remember that the ultimate responsibility for adhering to the policy and avoiding improper trading rests with them. In this regard, it is important that each person use his or her best judgment. All Division and Functional Heads, as well as the Human Resources staff facilitating new-hire documentation and orientation, are responsible for ensuring that employees and consultants are aware of their obligations under this policy. In addition to the provisions in this policy that apply to all persons, directors and executive officers of the Company, as well as family members in their households, are responsible for complying with the Section 16 reporting procedures. The Insider Trading Compliance Officers, Stock Administrator and Restricted Stock Administrator all have roles in the management of the procedures required by this policy. The Company reserves the right to take whatever disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.
3.0POLICY
3.1Trading Limitations. Persons may not trade (either directly or indirectly through family members or other persons or entities) in stock or other securities of Kratos when they are aware of Material Non-Public Information (as such term is defined below) about Kratos. In addition, the trading restrictions imposed by this policy extend to transactions involving securities of other public companies, such as prime contractors, subcontractors, customers, competitors or suppliers of Kratos and companies with whom Kratos may be negotiating major projects, agreements or transactions, such as an acquisition, joint venture, investment or sale. Information that is not material to Kratos may nevertheless be material to the other company. Therefore, a person who is aware of Material Non-Public Information about another public company, whether or not that person obtained the information in the course of working for or providing services to Kratos, is subject to restrictions on trading in securities of that public company or communicating that information to others.
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3.2No Tipping. When a person is prohibited from trading in Kratos securities (or the securities of another public company) because he or she is aware of Material Non-Public Information, he or she may not disclose the Material Non-Public Information about Kratos (or the other public company) to a third party other than on a need-to-know basis. If that third party engages in transactions involving Kratos securities (or the securities of another public company), the person who communicated the information (as well as the third party) may be personally liable for violation of securities laws. This practice, known as “tipping,” violates the securities laws and also can result in the same civil and criminal penalties that apply to insider trading, whether or not the person personally derives any benefit from the third party’s actions. This prohibition includes giving trading advice without actually disclosing Material Non-Public Information, such as a general statement that, “I would sell now if I were you, but I can’t tell you why.”
3.3Prohibited Communications. Regardless of whether a person covered by this policy is aware of Material Non-Public Information, they are prohibited from posting messages about Kratos or its securities in Internet chat rooms, bulletin boards, blogs or other similar means of electronic distribution, whether under actual or fictitious names.
3.4Section 16 Reporting Persons. All Section 16 Reporting Persons (as defined below) must follow the additional requirements and procedures set forth below when engaging in purchases and sales, changes in ownership, including gifts, stock and option grants and other transfers of Kratos securities.
3.5Designated Insiders. All Designated Insiders (as defined below) must follow the additional requirements and procedures when engaging in purchases and sales, changes in ownership, including gifts, stock and option grants and other transfers of Kratos securities.
4.0TRANSACTIONS COVERED
4.1Transactions Generally. All persons are prohibited from engaging in transactions involving Kratos securities, such as stock, bonds, options, puts, calls and any other securities, while aware of Material Non-Public Information. This prohibition applies to purchases and sales of Kratos securities, as well as other types of transactions set forth in this policy.
4.2Transactions Under Kratos Plans. For transactions involving equity awards granted to a person under a Kratos Plan, the prohibition in Section 4.1 shall not apply to exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, in each case, that do not involve a market sale of the Company’s securities (the “broker-assisted cashless exercise” of a Company stock option or other “broker-assisted cashless exercise” to cover the exercise price and/or tax withholding obligations with respect to the grant, vesting, exercise or settlement of an equity award through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception). However, while aware of Material Non-Public Information about Kratos, a person may receive a Kratos equity award and such equity award may vest, subject to the restrictions in this Section 4. In addition, purchases or sales of the
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Company’s securities mandated under an employee benefit plan maintained by the Company which authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award or made pursuant to a Rule 10b5-1 Plan shall not be subject to the prohibition in Section 4.1.
4.3Special and Prohibited Transactions. For certain types of transactions, there is a heightened legal risk and/or the potential for the appearance of improper or inappropriate conduct. Accordingly, a person is prohibited at any time from engaging in any of the following transactions:
4.3.1Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Non-Public Information or otherwise is not permitted to trade in Kratos securities. Therefore, all persons are prohibited from holding Kratos securities in a margin account or otherwise pledging Kratos securities as collateral for a loan.
4.3.2Hedging Transactions. Certain forms of hedging or monetization transactions, such as swaps, collars and forward sale contracts, allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions would allow them to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, their interests and the interests of Kratos and its stockholders may be misaligned and may signal a message to the trading market when disclosed in Section 16 reports that may not be in the best interests of the Company and its stockholders at the time it is conveyed. Accordingly, all persons are prohibited from engaging in transactions in hedging or monetization transactions involving Kratos securities.
4.3.3Short Term or Speculative Transactions. All persons are prohibited from engaging in short sales or speculative transactions involving Kratos securities, such as publicly traded options, short sales, and puts and calls. This prohibition also applies to holding Kratos securities in a margin account or otherwise pledging Kratos securities as collateral for a loan and “short sales against the box,” which are sales of Kratos securities where a person does not deliver the shares he or she owns to settle the transaction but instead delivers other shares that his or her broker has borrowed from others.
4.3.4Standing and Limit Orders. Standing and limit orders do not allow for control over the timing of purchases or sales that result from instructions to a broker, and as a result the broker could execute a transaction when a person is aware of Material Non-Public Information. Therefore, all persons are prohibited from placing a standing or limit order to purchase or sell Kratos
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securities (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) unless it is limited to a duration of 48 hours or less and otherwise complies with the restrictions and procedures outlined in this policy.
4.3.5Derivative Transactions. A derivative transaction in Kratos securities, whether for purposes of hedging, income or monetization, is, in effect, a bet on the movement of Kratos’ stock. Derivatives may include publicly traded options contracts on an exchange such as puts, calls, caps, floors or collars or privately negotiated contracts such as forward sales contracts in which the stockholder continues to own the underlying stock without the risks or rewards of ownership. Derivative transactions may focus attention on short-term stock performance and anticipated stock price movements at the expense of Kratos’ long-term objectives. Derivatives may therefore create the appearance of speculative trading based on inside information. Accordingly, a person may not engage in derivative transactions in Kratos securities.
4.4Transactions by Family Members and Others. This policy also applies to a person’s family members who reside with the person, anyone else who lives in his or her household, and any family member who does not live in his or her household but whose transactions in Kratos or other securities are directed by the person or are subject to his or her influence or control (such as parents or children who consult the person before they trade in Kratos or other securities). Every person is responsible to ensure that trading in any securities by any such third party complies with this policy.
4.5Transactions by Others on a Person’s Behalf. When a person is prohibited from engaging in transactions involving Kratos securities because he or she is aware of Material Non-Public Information, he or she may not have a third party engage in transactions on his or her behalf. Any transactions made by a third party on behalf of a person will be attributed to that person. Thus, transactions involving Kratos securities held in street name in a person’s account or for his or her benefit at a brokerage firm are also prohibited if the person is otherwise prohibited from engaging in transactions involving Kratos securities. If a person invests in a “managed account” or arrangement (other than a Rule 10b5-1 Plan discussed below), he or she should instruct the broker or advisor not to trade in Kratos securities on his or her behalf.
4.6Transactions Not Involving a Purchase or Sale. Bona fide gifts of Kratos securities are not transactions subject to this policy, unless the person making the gift has reason to believe that the recipient intends to sell such securities while the donor is aware of Material Non-Public Information, or the donor is otherwise subject to trading restrictions in this policy. Further, transactions in mutual funds that are invested in Kratos securities are not transactions subject to this policy. Notwithstanding the foregoing, Section 16 Reporting Persons are required to report bona fide gifts on Form 4 before the end of the second business day following the date of such gift.
4.7No Exception for Hardship. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this policy. The securities laws do not
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recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve Kratos’ reputation for adhering to the highest standards of conduct.
4.8Unauthorized Disclosure. Maintaining the confidentiality of information related to Kratos is essential for competitive, security and other business reasons, as well as to comply with securities laws. A person should treat all information learned in connection with his or her employment with or service to Kratos as confidential and proprietary to Kratos. Regardless of whether a person covered by this policy is aware of Material Non-Public Information, he or she is prohibited from disclosing Kratos’ confidential or proprietary information, including disclosure through Internet chat rooms, bulletin boards, blogs or other similar means of electronic distribution, whether under actual or fictitious names.
4.9Post-Termination Transactions. This policy continues to apply to transactions involving Kratos securities by persons even after termination of employment with or of service to Kratos. If a person is aware of Material Non-Public Information about Kratos when his or her employment or service terminates, that person may not engage in transactions involving Kratos securities in violation of this policy until that information has become public or is no longer Material. In addition, since stock options generally expire 90 days after termination, the person should refer to the stock option Section above for guidance regarding exercising stock options that may expire while he or she is aware of Material Non-Public Information.
5.0DEFINITIONS
5.1Material Non-Public Information. In order to be Material Non-Public Information, the information must be both “Material” and “Non-Public.”
5.2Material Information. Information is Material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Therefore any information that could reasonably be expected to affect the price of the security is Material. Common examples of Material information include (but are not limited to):
•Information about earnings in the current quarter.
•Projections of future earnings or losses or changes in such projections.
•Actual changes in earnings.
•A pending or prospective merger, acquisition, divestiture, tender offer or financing, including pending public sales or offerings of debt or equity securities.
•The gain or loss of a material contract.
•The development or release of a new patent, product or service.
•Changes in a previously announced schedule for the development or release of a new product or service.
•Labor negotiations or changes in control or key personnel.
•Significant increases or decreases in dividends.
•A planned stock split, stock dividend or other change in the capital structure.
•The offering of additional securities.
•New credit facilities or debt arrangements.
•Financial liquidity problems, or substantial changes in liquidity.
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•Significant developments in litigation or regulatory actions in which the Company is involved.
•Cybersecurity or data security incidents.
Both positive and negative information can be Material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of 20-20 hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality and trading should be avoided. In other words, when in doubt, assume the information is Material.
5.3Non-Public Information: Non-Public Information (or “insider information”) is information that Kratos has not released publicly (either by a press release, webcast, a filing with the U.S. Securities and Exchange Commission (“SEC”) or a widely disseminated officer’s statement) or is not otherwise generally known or available to the public. Information is considered public only if it has been effectively disclosed through appropriate means, such as a press release, and enough time has elapsed to permit the investment market to absorb, evaluate and react to the information. Therefore, any person who was aware of Material information prior to its public release should not engage in any open market transactions in Kratos securities until at least one full trading day has elapsed since such information is publicly released. For example, if an announcement is made after trading on NASDAQ closes on a Monday, but before trading on NASDAQ opens on Tuesday, such person would not be able to trade until the opening of trading on NASDAQ on Wednesday.
5.4Insider Trading Compliance Officer. An Insider Trading Compliance Officer is an individual or individuals designated within the Company’s Law Department to manage the approvals and procedures required to ensure the Company’s compliance with this policy. The General Counsel and Corporate Attorney are the designated Insider Trading Compliance Officers.
5.5Designated Insiders. Persons designated by an Insider Trading Compliance Officer who are deemed to have routine access to Material Non-Public Information are subject to special approval requirements. An Insider Trading Compliance Officer will regularly send a notice to all persons deemed Designated Insiders. It is not intended that designation of any person as a Designated Insider will subject such person to regulatory requirements applicable to Directors and Executive Officers.
5.6Executive Officers. “Executive Officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
5.7Section 16 Reporting Persons. In general, Section 16 Reporting Persons are all Company directors and Executive Officers, as well as their family members sharing their households, and each beneficial owner of more than ten (10) percent of any class of stock of the Company.
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6.0SPECIAL RULES FOR SECTION 16 REPORTING PERSONS AND DESIGNATED INSIDERS
6.1Blackout Period: Section 16 Reporting Persons and Designated Insiders may not engage in transactions involving Kratos securities during specified no-trade periods (“Blackout Periods”). An exception to this prohibition may apply for transactions effected pursuant to a pre-approved Rule 10b5-1 Plan as discussed below. In addition, the Insider Trading Compliance Officer may impose additional Blackout Periods for any person at any time, as the Insider Trading Compliance Officer deems necessary or appropriate.
6.2Section 16 Reporting Person and Designated Insider Procedures and Limitations.
6.2.1Pre-Clearance for Sales and Other Transactions. Section 16 Reporting Persons and Designated Insiders may engage in most transactions involving the Company’s securities only after first obtaining pre-clearance of the transaction from an Insider Trading Compliance Officer. Obtaining such pre-clearance should not be understood to represent legal advice by the Company that a proposed transaction complies with securities laws.
6.2.2Request for Pre-Clearance. Section 16 Reporting Persons and Designated Insiders must submit to each Insider Trading Compliance Officer an email request for pre-clearance at least two (2) business days in advance of the proposed transaction. The Insider Trading Compliance Officers will then determine whether the transaction may proceed and, if so, assist in complying with the new reporting requirements.
6.2.3Transactions for Which Pre-Clearance is NOT Required -- Gifts, Option Exercises and Qualifying Trading Plan Trades. Subject to the other limitations contained in this Policy, Section 16 Reporting Persons and Designated Insiders do not need to secure pre-clearance for transactions in Kratos securities that are gifts, option exercises without corresponding sales, or trades under a pre-cleared Rule 10b5-1 Plan.
6.2.4Qualifying a Rule 10b5-1 Plan. Any person subject to the pre-clearance requirements who wishes to implement a Rule 10b5-1 Plan must first pre-clear the Plan with the Chief Financial Officer or an Insider Trading Compliance Officer. The Plan must meet all the requirements outlined in the definition of Qualifying Trading Plan set forth in Section 7.0 of this policy. The Chief Financial Officer and Insider Trading Compliance Officer will not approve a Qualifying Trading Plan, or modifications thereto, if a Section 16 Reporting Person or Designated Insider intends to enter into such plan during a Blackout Period.
6.2.5SEC Form 3 Initial Report. Each Section 16 Reporting Person must file with the SEC a Form 3 within ten (10) days of his or her becoming an insider, to report his or her beneficial ownership of Kratos securities, including equity awards. The Stock Administrator will prepare and manage the filing of the Form 3 for new Section 16 Reporting Persons.
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6.2.6SEC Form 4 Required within Two Business Days of Execution of Certain Transactions. SEC Form 4 must be filed within two (2) business days of a reportable transaction by all Section 16 Reporting Persons. Reportable transactions do not include acquisitions of gifts, inheritances and transfers to trusts which do not involve a transaction between the Section 16 Reporting Person and Kratos. The Section 16 Reporting Person may obtain the Form 4 from one of the Company’s Insider Trading Compliance Officers, and should have a signed Power of Attorney on file with such Insider Trading Compliance Officer prior to entering into any Section 16 transactions. The Insider Trading Compliance Officer will file the completed and signed Form 4 with the SEC (either electronically or via overnight mail), unless instructed otherwise by the Section 16 Reporting Person. The Section 16 Reporting Person should notify the Insider Trading Compliance Officer if he/she wishes to file the Form 4 him- or herself, to avoid duplicate filings. The Company must disclose in its periodic reports filed with the SEC any transactions by Section 16 Reporting Persons which were not timely reported.
6.2.7Short Sales and Short-Swing Profits. Section 16 Reporting Persons must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that Section 16 Reporting Persons who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Non-Public Information. Section 16 prohibits Section 16 Reporting Persons from ever making a short sale of the Company’s stock. Transactions in put and call options for the Company’s securities may in some instances constitute a short sale or may otherwise result in liability for short-swing profits. Section 16 Reporting Persons must confer with an Insider Trading Compliance Officer before effecting any such transaction. The Company strongly discourages all such short-swing and short sale transactions by Section 16 Reporting Persons.
6.3Special Procedures for Trading in Restricted Stock under SEC Rule 144. The pre-clearance requirements for trading by Section 16 Reporting Persons and Designated Insiders, as outlined in Section 6.2 above, must be followed for transactions in restricted stock. In addition, transactions in restricted stock require the Company to issue a legal opinion to its transfer agent before the stock may be released from its restrictions on trading. All Section 16 Reporting Persons and Designated Insiders intending to transfer restricted stock must secure pre-clearance from an Insider Trading Compliance Officer, and direct their stockbrokers to the Restricted Stock Administrator (generally an individual designated within the Company’s Law Department in San Diego) for preparation of the required forms and legal opinion.
7.0QUALIFYING TRADING PLANS
7.1Qualifying Trading Plan. Under SEC Rule 10b5-1 of the Exchange Act (“Rule 10b5-1”), a person may have an affirmative defense to insider trading liability for transactions in Kratos securities that are effected pursuant to a written contract or plan that meets certain requirements (a “Qualifying Trading Plan”). In short, the rule presents an opportunity for
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a person to pre-arrange a sale or purchase of Kratos securities (including an option exercise involving an open market sale of Kratos securities), provided that, at the time the person establishes a Rule 10b5-1 Plan, he or she is not aware of Material Non-Public Information. To satisfy Rule 10b5-1 requirements, a contract or plan must comply with each of the following requirements:
•The Qualifying Trading Plan must be in writing to instruct another person who is not aware of Material Non-Public Information to execute the transactions.
•The Qualifying Trading Plan must specify objective criteria, including the amount, price (which may include a limit price) and date of the desired purchases or sales, or include a formula or similar method for determining amount, price and date, used to determine the timing and terms of the purchase or sale, and otherwise not be subject to any influence or discretion from the person establishing the Plan.
•The Qualifying Trading Plan must specify that purchases or sales must be made in accordance with the terms of the Plan.
•The Qualifying Trading Plan must be established in good faith and at a time when the person is not aware of Material Non-Public Information and not otherwise during a Blackout Period, and the person who entered into the Plan has acted in good faith with respect to the Plan.
•The Qualifying Trading Plan may not be altered at a time when the person is aware of Material Non-Public Information (any alterations should generally not be effective for at least three (3) months).
•The Qualifying Trading Plan must include a “Cooling-Off Period”:
•for Company directors and Executive Officers, that extends to the later of (a) 90 days after adoption or modification of such Plan or (b) two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which such Plan was adopted, up to a maximum of 120 days; and
•for employees and other persons, other than the Company, that extends 30 days after adoption or modification of such Plan.
•For Company directors and Executive Officers, the Qualifying Trading Plan must include a representation that such Section 16 Reporting Person is (a) not aware of any Material Non-Public Information about the Company or its securities and (b) adopting the Qualifying Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5 of the Exchange Act.
•The Qualifying Trading Plan must comply with all other applicable requirements of Rule 10b5-1.
Once a Qualifying Trading Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the timing of the trade. A person may not adopt more than one Qualifying Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to pre-clearance by the Chief Financial Officer or an Insider Trading Compliance Officer.
7.2Modifying a Qualifying Trading Plan. Once a Qualifying Trading Plan has been duly adopted, the Chief Financial Officer or an Insider Trading Compliance Officer must pre-clear any subsequent modifications, amendments or cancellations thereto. Modifications
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of a Qualifying Trading Plan that change the amount, price or timing of the purchase or sale of the securities underlying such Plan will trigger a new Cooling-Off Period.

8.0CONSEQUENCES FOR VIOLATING INSIDER TRADING LAWS
8.1Engaging in transactions in securities while aware of Material Non-Public Information, or disclosing Material Non-Public Information to others who then engage in transactions, may result in civil or criminal penalties under applicable federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe and could include significant fines and imprisonment, as well as temporary or permanent bars from serving as an officer or director of any public company. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies (like Kratos) and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
8.2Given the potential harm to individuals and Kratos from insider trading violations, compliance with this policy is essential to avoid unnecessary risk and to preserve stockholder and market confidence in Kratos. In addition to the potential civil and criminal penalties discussed above, a person’s failure to comply with this policy may result in Kratos imposed sanctions, up to and including termination, whether or not the person’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.
Any person who has any questions about specific transactions may obtain additional guidance from the Chief Financial Officer or the Law Department of Kratos.
9.0EXHIBITS None
10.0REVISION NOTES
•7/14/2020 – Replaced Segment Head with Division Head
•2/27/2023 – Implemented new 10b5-1 Rules effective on February 27, 2023
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